Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE
Investors Joan Tong, CFA 863-640-0826 joan.tong@mosaicco.com	Jason Tremblay 813-775-4282 jason.tremblay@mosaicco.com	Media Ben Pratt 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS THIRD QUARTER 2025 RESULTS
•Net income of $411 million and adjusted EBITDA(1) of $806 million in the third quarter of 2025
•Third quarter phosphate production volumes of 1.7 million tonnes mark the third consecutive quarter of improvement. Production volumes for the trailing three-month period ending in October totaled approximately 1.8 million tonnes
•Potash production volumes trending toward record level in 2025
•Mosaic Fertilizantes’ performance remains strong; operating income of $96 million increased 71% and adjusted EBITDA(1) at $241 million increased 190% versus the prior year quarter
•Completion of the Patos de Minas and Taquari transactions following the close of the quarter generated $63 million in immediate aggregate proceeds
TAMPA, FL, November 4, 2025 - The Mosaic Company (NYSE: MOS), reported net income of $411 million and diluted earnings per share (EPS) of $1.29 for the third quarter of 2025. Adjusted EBITDA(1) was $806 million and adjusted EPS(1) was $1.04 for the quarter.

“Mosaic generated strong earnings despite operational and market challenges in the third quarter,” said President and CEO Bruce Bodine. “Our business in Brazil continued to perform well while navigating the ongoing credit issues in Brazilian agriculture, and we delivered solid performance in our potash business, as strong global demand pushed prices higher. In phosphates, our work to restore asset health has led to three consecutive months of higher production, and now we are focused on driving further improvements and sustainably higher operating rates. With global market access as a strategic advantage, we have the ability to capitalize on constructive agricultural and fertilizer market trends and adapt to shifting market dynamics.”

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2)See “Notable Items Listing” for additional information.

Consolidated Results:

In millions $ except as noted below	Q3 2025	Q2 2025	Q3 2024
Net Sales (Billions)	$3.5	$3.0	$2.8
Selling, General and Administrative Expenses	$126	$167	$148
Operating Earnings	$340	$244	$115
Operating Earnings – Phosphate	$102	$(8)	$8
Operating Earnings – Potash	$229	$194	$109
Operating Earnings – Mosaic Fertilizantes	$96	$109	$56
Operating Earnings (Loss) – Corporate and Other	$(88)	$(51)	$(58)
Net Income	$411	$411	$122
Adjusted EBITDA(1)	$806	$566	$448
Adjusted EBITDA - Phosphate(1)	$280	$217	$265
Adjusted EBITDA - Potash(1)	$329	$278	$180
Adjusted EBITDA – Mosaic Fertilizantes(1)	$241	$159	$83
Adjusted EBITDA – Corporate and Other(1)	$(44)	$(88)	$(80)
Net income of $411 million in the third quarter of 2025 was positively impacted by notable items totaling $135 million, pre-tax, mainly due to a $308 million mark-to-market unrealized gain on the value of the Ma'aden shares (worth approximately $1.9 billion USD at the end of third quarter) partially offset by $173 million of losses driven by a $75 million loss on the treatment of our Taquari mine as an asset held for sale.
Adjusted EBITDA(1) of $806 million in the third quarter of 2025 increased by 80% from the prior year and was driven primarily by the continued outperformance of Mosaic Fertilizantes, and a significant increase in phosphate stripping margins and higher potash prices versus the prior year.
Third quarter selling, general and administrative (SG&A) expense was $126 million, down from $167 million in the second quarter, and from $148 million in the same quarter of the prior year primarily driven by bad debt expenses reported in each of the comparative periods.
The effective tax rate for the third quarter of 2025 was 29.3%. The adjusted effective tax rate was 25.9% excluding one-time net favorable impacts from notable tax items. Cash taxes paid were $89 million. See the table included in the non-GAAP financial measures section of this press release for a reconciliation of the adjusted effective tax rate.
Cash flow from operations was $229 million in the third quarter of 2025 versus $313 million in the same quarter of the prior year, a reduction driven primarily by higher working capital as a result of timing of shipments, higher prices and volumes of product inventories in Brazil, and higher inventories of phosphate rock to support future production plans. Assuming the reversal of these effects, cash flow from operations is expected to improve in the fourth quarter. Capital expenditures for the third quarter were $364 million up from $241 million in the same quarter of the prior year due to higher sustaining capex in Phosphate. Free cash flow(1) in the third quarter of 2025 was $(135) million compared to $72 million in the same quarter last year.
In October, Mosaic completed the sale of the Patos de Minas mine for $111 million, with $51 million collected at closing and the remaining proceeds to be received over four years.
In November, Mosaic completed the sale of its Taquari potash mine for $27 million. The transaction is expected to eliminate capital investments exceeding $25 million and asset retirement obligations of $22 million.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic continues to engage with interested parties to advance strategic alternatives for its Carlsbad, New Mexico potash mine. In Brazil, Mosaic expects to complete the studies to better define the Niobium opportunity at the Patrocinio and Araxa phosphate operations early next year and to reengage interested parties to discuss strategic alternatives in the first half of 2026.
Mosaic paid a $0.22 per share dividend in the third quarter, equivalent to $70 million returned to shareholders.

Potash Results and Outlook:

In millions $ except as noted below	Q3 2025	Q2 2025	Q3 2024
Net Sales	$695	$711	$526
Sales Volumes million tonnes*	2.3	2.3	2.0
MOP Selling Price FOB mine	$271	$261	$215
MOP Cash Cost of Production per tonne(1)	$71	$75	$74
Gross Margin per tonne	$104	$89	$61
Operating Earnings	$229	$194	$109
Segment Adjusted EBITDA(1) - millions	$329	$278	$180
*Tonnes = finished product tonnes
The Potash segment reported net sales of $695 million in the third quarter of 2025, up from $526 million in the same quarter of the prior year. Operating earnings were $229 million, up from $109 million in the same quarter of the prior year. Adjusted EBITDA(1) was $329 million, compared to $180 million in the same quarter of 2024, reflecting higher sales volume and market prices for potash.
Higher production levels drove MOP cash cost of production per tonne(1) down to $71 in the third quarter, from $74 a year ago, despite continued operations of the high cost Colonsay mine. Idle and turnaround expenses declined to $16 million in the third quarter, from $34 million in the second quarter, reflecting the completion of planned turnaround activities at Esterhazy.
Given the potential demand deferral in North America, Mosaic expects 2025 potash production volumes to be in the range of 9.1 to 9.4 million tonnes.
Sales volumes in the fourth quarter are expected to be between 2.3 and 2.6 million tonnes, with realized mine gate MOP prices in the range of $270 to $280 per tonne.

Phosphate Results and Outlook:

In millions $ except as noted below	Q3 2025	Q2 2025	Q3 2024
Net Sales (Billions)	$1.3	$1.2	$1.0
Sales Volumes million tonnes*	1.6	1.5	1.5
DAP Selling Price FOB plant	$714	$668	$569
Phosphate Cash Cost of Conversion per tonne(1)	$131	$126	$101
Blended Rock Cost Consumed in COGS per tonne	$80	$74	$87
Gross Margin per tonne	$92	$67	$96
Operating Earnings	$102	$(8)	$8
Segment Adjusted EBITDA(1)	$280	$217	$265
*Tonnes = finished product tonnes

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Net sales in the Phosphate segment were $1.3 billion in the third quarter of 2025, up from $1.0 billion in the third quarter of 2024, reflecting higher sales volumes and prices. Phosphate operating earnings were $102 million, compared to $8 million a year ago. Adjusted EBITDA(1) totaled $280 million in the third quarter of 2025, an increase from $265 million in the third quarter of 2024, reflecting higher stripping margins and lower sales volumes in the prior year due to hurricane impacts.
Production volumes totaled 1.7 million tonnes in the third quarter of 2025. Previously reported issues that occurred at the Bartow and Riverview facilities have been addressed. For the trailing three-month period ending in October, production output reached approximately 1.8 million tonnes. Mosaic expects production volumes to continue to improve and sustain at higher operating rates.
As expected, third quarter idle and turnaround expenses declined to $42 million, from $84 million in the second quarter of 2025. However, Mosaic incurred considerable costs associated with asset health initiatives primarily during July. Consequently, cash cost of conversion per tonne(1) was $131 in the third quarter, up from $101 in the prior year quarter, and from $126 in the second quarter. For the fourth quarter, Mosaic expects this metric to decline sequentially, driven by expected normalized repair cost levels, increased production volumes and improved fixed cost absorption.
Sales volumes were 1.6 million tonnes in the third quarter of 2025, below production volumes, caused by lags in shipments to customers due to delivery timing.
For the fourth quarter of 2025, sales volumes are expected to be 1.7 to 1.9 million tonnes, though some demand could be deferred from winter fill to spring in North America. DAP prices on an FOB basis are expected to average in the $700 to $730 per tonne range.

Mosaic Fertilizantes Results and Outlook:

In millions $ except as noted below	Q3 2025	Q2 2025	Q3 2024
Net Sales (Billions)	$1.6	$1.2	$1.4
Sales Volumes million tonnes*	2.8	2.2	2.9
Sales Volumes of produced product – million tonnes(3)	1.0	1.1	1.0
Average Finished Product Selling Price	$518	$474	$447
Phosphate Cash Cost of Conversion per tonne(1)	$99	$84	$88
Phosphate Blended Rock Cost Consumed in COGS per tonne	$99	$94	$105
Gross Margin per tonne	$65	$73	$44
Operating Earnings	$96	$109	$56
Segment Adjusted EBITDA(1)	$241	$159	$83
*Tonnes = finished product tonnes sold to third parties
(3) Represents volumes produced in Brazil and sold directly to third parties or through distribution
Mosaic Fertilizantes reported net sales of $1.6 billion in the third quarter of 2025, up from $1.4 billion in the third quarter of 2024, driven by higher prices, partially offset by slightly lower sales volumes. Mosaic Fertilizantes operating earnings were $96 million, up from $56 million a year ago. Adjusted EBITDA(1) totaled $241 million in the third quarter of 2025, up from $83 million in the same quarter of prior year. Mosaic reported gross margin per tonne of $65 in the third quarter of 2025, compared to $44 in the third quarter of 2024, primarily driven by higher prices, offset by lower distribution profitability as credit issues continued and market conditions have softened.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic Fertilizantes phosphate cash cost of conversion per tonne(1) in the third quarter of 2025 was $99, which increased from $88 in the same quarter prior year, primarily impacted by product mix, maintenance activities, and strengthening of Brazilian Real. Phosphate blended rock cost per tonne decreased to $99 in the third quarter of 2025, from $105 in the same period prior year due to higher volumes as well as reduced usage of higher cost imported rock despite negative FX impacts.
Mosaic Fertilzantes sales volumes of 2.8 million tonnes in the third quarter decreased slightly from a year ago, primarily driven by softer-than-expected fertilizer shipments during the soybean application season amid a challenging credit environment. Mosaic continues to adopt prudent business and risk management practices and prioritize sales to customers with strong credit profiles. Notably, Mosaic recovered $27 million of prior bad debt expense and recorded no material new bad debt expense in the third quarter. Looking ahead, Mosaic expects 2025 sales volumes to be in the range of 9.4 to 9.6 million tonnes.
Fourth quarter sales volumes are expected to be slightly below the third quarter, driven by normal seasonality. Distribution margin per tonne is expected to be below the normal annualized $30-$40 range, also reflecting typical seasonality. Production margin is expected to be lower than the third quarter due to lower selling prices and higher raw material costs. As a result, fourth quarter segment adjusted EBITDA is expected to be approximately $100 million given the downside risk related to continuing credit constraints.
Mosaic Biosciences Update
Mosaic Biosciences product sales more than doubled in the first nine months of 2025 compared with the same period of 2024. Year to date, Mosaic Biosciences has launched 4 new products(5) and remains on track to launch an additional product in 2025. Sales are expected to more than double to about $70 million in 2025, and Mosaic Biosciences is expected to positively contribute to adjusted EBITDA in the fourth quarter.
Agriculture Market and Macroeconomic Update
Ag economics are dynamic around the globe. Trade uncertainty has impacted near-term sentiment in North America, but recent improvement in commodity prices should encourage more fertilizer activity. In Brazil, growers have had to navigate lower commodity prices and tighter credit availability, yet our customers are actively buying fertilizer for upcoming seasons. Ag economics remain more constructive in other parts of the world, including key Canpotex markets. Canpotex is expected to set a shipment record this year given strong demand in its geographies.
Plant Nutrient Market Update
Fertilizer markets have remained balanced to tight for much of the year, which has supported prices. Recent price activity has improved affordability and is expected to encourage market engagement to replenish significant nutrient tonnes removed during recent large harvests.
Phosphate supply and demand fundamentals remain constructive: Growing demand for phosphate fertilizer, more demand from the industrial sector for LFP batteries, limited new capacity expected in the medium-term, and reduced Chinese exports continue to create tight markets. Chinese phosphate fertilizer exports are expected to fall more than 1.5 million tonnes this year, and China has recently pulled back phosphate export approvals, which will tighten the market heading into 2026.
Potash markets are balanced after a first-half supply deficit. Global demand has been steady and is expected to test another record as affordability has encouraged robust Chinese consumption, strong Brazilian imports, and growing Southeast Asian demand. We expect record Canpotex shipments this year and further strength into 2026.  North American demand has held relatively consistent this year, though with current crop prices and trade uncertainty, we could see modest demand deferral this fall.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(5)New products are defined as new brands or existing brands launched in new geographies

2025 Guidance Summary

Full Year 2025
Phosphate Production Volumes (million tonnes)	6.3 - 6.5
Potash Production Volumes (million tonnes)	9.1 - 9.4
Mosaic Fertilizantes Sales Volumes (million tonnes)	9.4 - 9.6
Total Capital Expenditures	Approx. $1.3 billion
Depreciation, Depletion & Amortization	$1.1 - $1.2 billion
Selling, General, and Administrative Expense	$530 - $550 million
Net Interest Expense	$180 - $200 million
Effective tax rate	High 20's %
Cash tax rate	Low 20's %

Fourth Quarter 2025
Phosphate Sales Volumes (million tonnes)	1.7 - 1.9
DAP FOB Plant Prices	$700 - $730
Potash Sales Volumes (million tonnes)	2.3 - 2.6
MOP FOB Mine Prices	$270 - $280

Sensitivities Table
The Company provided the following sensitivities using 2024 cost structure to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors.

Sensitivity	Full year adj. EBITDA impact(1)	2024 Actual
Average MOP Price / tonne (fob mine)	$10/mt price change = $58 million (4)	$222
Average DAP Price / tonne (fob plant)	$10/mt price change = $64 million	$585
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4) Includes impact of Canadian Resource Tax

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Through its Mosaic Biosciences platform, the company is also advancing the next generation biological solutions to help farmers improve nutrient use efficiency and crop performance sustainably. Mosaic provides a single-source supply of phosphate, potash, and biological products for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on November 5, 2025, at 11:00 a.m. Eastern Time to discuss third quarter 2025 earnings results. A simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks, including the impact of U.S.

tariffs and retaliatory tariffs on economic conditions; and other risks associated with Mosaic’s international operations; a material adverse change in our Ma'aden investment with respect to the financial position, performance, operations or prospects of Ma'aden; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of America or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share, or adjusted EPS, non-GAAP adjusted EBITDA, non-GAAP cash cost of conversion or production per tonne, or non-GAAP adjusted effective tax rate, collectively referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and adjusted EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives and equity securities, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for Non-GAAP financial measures contained in this press release are found below. Reconciliations for current and historical periods beginning with the quarter ended December 31, 2023 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended September 30, 2025, the company reported the following notable items which, combined, positively impacted earnings per share by $0.25:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(14)	$3	$(0.04)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(27)	7	(0.06)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(14)	3	(0.03)
Ma'aden mark-to-market	Corporate and Other	Other non-operating income (expense)	308	(80)	0.71
Environmental Reserve	Phosphate	Other operating income (expense)	(18)	5	(0.04)
Loss on assets held for sale and transaction fees	Mosaic Fertilizantes/Corporate	Other operating income (expense)/SG&A	(75)	—	(0.23)
Asset write-off	Mosaic Fertilizantes	Cost of goods sold/Other operating income (expense)	(11)	3	(0.03)
Land reclamation	Phosphate	Cost of goods sold	(14)	4	(0.03)
Total Notable Items			$135	$(55)	$0.25
For the three months ended September 30, 2024, the company reported the following notable items which, combined, positively impacted earnings per share by $0.04:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$111	$(35)	$0.22
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	38	(11)	0.09
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(15)	5	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	6	(2)	0.01
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	5	(2)	0.01
ARO Adjustment	Phosphate	Other operating income (expense)	(102)	31	(0.22)
Environmental reserve	Phosphate	Other operating income (expense)	(20)	6	(0.04)
Total Notable Items			$23	$(8)	$0.04

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Net sales	$3,452.1	$2,810.9	$9,078.7	$8,306.9
Cost of goods sold	2,899.8	2,394.1	7,519.4	7,096.9
Gross margin	552.3	416.8	1,559.3	1,210.0
Selling, general and administrative expenses	125.5	148.2	415.3	383.4
Other operating expense	87.0	153.2	221.3	305.0
Operating earnings	339.8	115.4	922.7	521.6
Interest expense, net	(45.6)	(41.7)	(139.3)	(136.1)
Foreign currency transaction gain (loss)	(1.2)	100.9	301.3	(267.3)
Other income (expense)	306.3	(0.4)	391.7	6.8
Earnings from consolidated companies before income taxes	599.3	174.2	1,476.4	125.0
Provision for income taxes	175.5	48.0	384.8	152.9
Earnings (loss) from consolidated companies	423.8	126.2	1,091.6	(27.9)
Equity in net earnings of nonconsolidated companies	0.3	4.5	2.2	64.2
Net earnings including noncontrolling interests	424.1	130.7	1,093.8	36.3
Less: Net earnings attributable to noncontrolling interests	12.7	8.5	33.6	30.4
Net earnings attributable to Mosaic	$411.4	$122.2	$1,060.2	$5.9
Diluted net earnings per share attributable to Mosaic	$1.29	$0.38	$3.33	$0.02
Diluted weighted average number of shares outstanding	319.4	319.4	318.8	321.6

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$153.3	$272.8
Receivables, net, including affiliate receivables of $113.9 and $109.9, respectively	1,060.4	1,113.3
Inventories	3,279.1	2,548.4
Other current assets	583.0	563.8
Total current assets	5,075.8	4,498.3
Property, plant and equipment, net of accumulated depreciation of $11,385.1 and $10,499.7, respectively	13,996.9	13,352.6
Equity securities and investments in nonconsolidated companies	1,940.8	1,533.4
Goodwill	1,091.8	1,061.1
Deferred income taxes	1,018.0	958.3
Other assets	1,544.2	1,520.3
Total assets	$24,667.5	$22,924.0
Liabilities and Equity
Current liabilities:
Short-term debt	$1,153.7	$847.1
Current maturities of long-term debt	42.6	45.3
Structured accounts payable arrangements	402.5	402.3
Accounts payable, including affiliate payables of $214.7 and $155.1, respectively	1,215.0	1,156.5
Accrued liabilities	1,635.9	1,720.1
Total current liabilities	4,449.7	4,171.3
Long-term debt, less current maturities	3,372.0	3,332.3
Deferred income taxes	971.0	942.8
Other noncurrent liabilities	2,937.8	2,862.9
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 391,351,508 shares issued and 317,407,176 shares outstanding as of September 30, 2025, 394,648,654 shares issued and 316,932,047 shares outstanding as of December 31, 2024	3.2	3.2
Capital in excess of par value	22.7	2.1
Retained earnings	14,845.4	13,926.1
Accumulated other comprehensive loss	(2,090.6)	(2,449.0)
Total Mosaic stockholders' equity	12,780.7	11,482.4
Noncontrolling interests	156.3	132.3
Total equity	12,937.0	11,614.7
Total liabilities and equity	$24,667.5	$22,924.0
11

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$424.1	$130.7	$1,093.8	$36.3
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	277.0	237.9	781.7	743.4
Deferred and other income taxes	31.1	(3.6)	55.7	36.2
Equity in net (earnings) of nonconsolidated companies, net of dividends	(0.8)	(4.5)	(1.8)	(49.2)
Accretion expense for asset retirement obligations	32.7	26.8	97.5	80.9
Share-based compensation expense	6.5	5.5	24.2	26.7
Unrealized (gain) loss on equity securities	(308.0)	—	(407.7)	—
Unrealized (gain) loss on derivatives	27.2	(38.7)	(85.1)	22.6
Foreign currency adjustments	65.1	(232.0)	(285.9)	117.5
Amortization of debt financing fees	10.5	3.5	33.6	25.1
Impairment of assets held for sale	73.0	—	73.0	—
Other	21.1	4.1	100.8	50.3
Changes in assets and liabilities:
Receivables, net	57.3	273.6	71.9	195.4
Inventories	(200.8)	(347.5)	(578.9)	(517.3)
Other current and noncurrent assets	3.7	(117.5)	27.6	(179.7)
Accounts payable and accrued liabilities	(287.8)	219.3	(169.1)	257.8
Other noncurrent liabilities	(3.4)	155.3	49.6	233.9
Net cash provided by operating activities	228.5	312.9	880.9	1,079.9
Cash Flows from Investing Activities:
Capital expenditures	(364.4)	(240.8)	(1,009.8)	(957.7)
Purchases of available-for-sale securities - restricted	(100.6)	(430.9)	(598.2)	(1,162.0)
Proceeds from sale of available-for-sale securities - restricted	100.5	421.1	577.9	1,119.1
Other	1.6	2.9	7.9	16.1
Net cash used in investing activities	(362.9)	(247.7)	(1,022.2)	(984.5)
Cash Flows from Financing Activities:
Short-term debt, net	213.9	170.3	205.4	151.5
Inventory financing arrangement, net	(101.7)	(302.1)	101.2	200.0
Structured accounts payable arrangements, net	(5.2)	129.6	(15.9)	(12.1)
Transferred receivables, net	(3.2)	1.4	—	1.5
Long-term debt, net	(14.9)	(12.7)	(49.8)	(55.2)
Repurchases of stock	—	(50.0)	—	(210.4)
Cash dividends paid	(69.5)	(66.8)	(210.5)	(204.2)
Dividends paid to non-controlling interest	(6.7)	(5.8)	(13.1)	(17.6)
Other	(8.9)	(1.8)	(26.7)	(22.1)
Net cash used in financing activities	3.8	(137.9)	(9.4)	(168.6)
Effect of exchange rate changes on cash	5.5	54.5	23.0	44.5
Net change in cash, cash equivalents and restricted cash	(125.1)	(18.2)	(127.7)	(28.7)
Cash, cash equivalents and restricted cash - beginning of period	302.4	350.3	305.0	360.8
Cash, cash equivalents and restricted cash - end of period	$177.3	$332.1	$177.3	$332.1

Condensed Consolidated Statements of Cash Flows (Continued)
(in millions, except per share amounts)

	Nine Months Ended

	September 30, 2025	September 30, 2024
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$153.3	$301.6
Restricted cash in other current assets	8.0	15.1
Restricted cash in other assets	16.0	15.4
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$177.3	$332.1

Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended September 30,
	2025	2024
Net income (loss) attributable to Mosaic	$411.4	$122.2
Basic weighted average number of shares outstanding	317.4	318.4
Dilutive impact of share-based awards	2.0	1.0
Diluted weighted average number of shares outstanding	319.4	319.4
Basic net income (loss) per share attributable to Mosaic	$1.30	$0.38
Diluted net income (loss) per share attributable to Mosaic	$1.29	$0.38
Notable items impact on net income (loss) per share attributable to Mosaic	0.25	0.04
Adjusted diluted net income (loss) per share attributable to Mosaic	$1.04	$0.34

Free Cash Flow

	Three months ended September 30,
	2025	2024
Net cash provided by operating activities	$229	$313
Capital expenditures	(364)	(241)
Free cash flow	$(135)	$72

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended
	September 30,	June 30,	September 30,
	2025	2025	2024
Consolidated net earnings (loss) attributable to Mosaic	$411	$411	$122
Less: Consolidated interest expense, net	(46)	(53)	(42)
Plus: Consolidated depreciation, depletion and amortization	277	262	238
Plus: Accretion expense	33	33	26
Plus: Share-based compensation expense	7	8	5
Plus: Consolidated provision for income taxes	175	146	48
Less: Equity in net earnings of nonconsolidated companies, net of dividends	—	—	5
Plus: Notable items	(143)	(347)	(28)
Adjusted EBITDA	$806	$566	$448

Income Tax Effective Tax Rate (in millions)	Three months ended September 30,
2025
Income Tax Expense	$175
Earnings Before Tax	$599
Effective Tax Rate	29.3%

Income Tax Expense	$175
Tax Allowance Reversal	(5)
Tax Expense on All Other Notable Items (see notable items table for details of these items)	(50)
Adjusted Income Tax Expense	$120

Earnings Before Tax	$599
Earnings Impact of All Notable Items (net of non-controlling interest)	(135)
Adjusted Earnings Before Tax	$464

Adjusted Effective Tax Rate	25.9%

	Three months ended
	September 30,	June 30,	September 30,
Potash Earnings (in millions)	2025	2025	2024
Operating Earnings	$229	$194	$109
Plus: Depreciation, Depletion and Amortization	93	79	69
Plus: Accretion Expense	3	3	2
Plus: Foreign Exchange Gain (Loss)	(56)	82	48
Plus: Other Income (Expense)	3	1	—
Plus: Notable Items	57	(81)	(48)
Adjusted EBITDA	$329	$278	$180

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	September 30,	June 30,	September 30,
Phosphate Earnings (in millions)	2025	2025	2024
Operating Earnings (Loss)	$102	$(8)	$8
Plus: Depreciation, Depletion and Amortization	129	129	118
Plus: Accretion Expense	26	26	20
Plus: Foreign Exchange Gain (Loss)	10	(7)	(5)
Plus: Other Income (Expense)	(4)	(8)	1
Less: Earnings from Consolidated Noncontrolling Interests	11	10	8
Plus: Notable Items	28	95	131
Adjusted EBITDA	$280	$217	$265

	Three months ended
	September 30,	June 30,	September 30,
Mosaic Fertilizantes Earnings (in millions)	2025	2025	2024
Operating Earnings	$96	$109	$56
Plus: Depreciation, Depletion and Amortization	46	44	39
Plus: Accretion Expense	4	4	4
Plus: Foreign Exchange Gain (Loss)	(19)	(17)	17
Plus: Other Income (Expense)	(1)	(1)	(2)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	1	(1)	—
Plus: Notable Items	116	19	(31)
Adjusted EBITDA	$241	$159	$83

	Three months ended
	September 30,	June 30,	September 30,
Corporate and Other Earnings (in millions)	2025	2025	2024
Operating Earnings (Loss)	$(88)	$(51)	$(58)
Plus: Depreciation, Depletion and Amortization	9	10	12
Plus: Accretion Expense	7	7	5
Plus: Foreign Exchange Gain (Loss)	64	111	40
Plus: Other Income (Expense)	308	213	—
Plus: Earnings (Loss) from Equity Investments	—	2	—
Less: Earnings from Consolidated Noncontrolling Interests	—	—	(1)
Plus: Notable Items	(344)	(380)	(80)
Adjusted EBITDA	$(44)	$(88)	$(80)

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	September 30,	June 30,	September 30,
	2025	2025	2024
Potash
Total COGS	$459	$501	$404
Depreciation & accretion expense	96	82	71
Canadian Resource Taxes	87	62	44
Change in Inventory	(13)	26	(10)
Non-MOP Production Costs	134	179	167
Total MOP Cash Costs	$155	$152	$132
Production tonnes (thousands)	2,186	2,025	1,789
MOP Cash Costs of Production per production tonne	$71	$75	$74

Phosphate
Total COGS	$1,146	$1,070	$863
Depreciation & accretion expense	161	163	139
Miski Mayo costs	55	22	48
Change in Inventory	310	226	218
Non Production Costs	267	334	170
Cash cost of U.S. Mined Rock	133	135	124
U.S. Rock Production tonnes (thousands)	2,158	2,657	2,199
Cash costs of U.S. mined rock/production tonne	$62	$51	$56
Phosphate cash costs of conversion	$220	$190	$164
Production tonnes (thousands)	1,677	1,505	1,625
Phosphate cash costs of conversion per production tonne	$131	$126	$101

Fertilizantes
Total COGS	$1,410	$1,013	$1,271
Distribution product costs	1,202	810	937
Depreciation & accretion expense	51	48	39
Change in Inventory	(139)	(93)	25
Non Production Costs	87	65	71
Rock cash costs of production	101	90	112

Potash cash costs of production	25	22	18
Production tonnes (thousands)	104	122	105
Potash cash costs of production per production tonne	$240	$178	$175

Phosphate cash costs of conversion	$83	$71	$68
Production tonnes (thousands)	835	842	779
Phosphate cash costs of conversion per production tonne	$99	$84	$88